Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
CubeSmart:

We consent to the incorporation by reference in the registration statement (No. 333‑216768) on Form S-3 of CubeSmart and CubeSmart, L.P. and (Nos. 333-211787, 333-167623, 333-143126, 333-143125, 333-143124 and 333-119987) on Form S-8 of CubeSmart of our reports dated February 21, 2020, with respect to the consolidated balance sheets of CubeSmart as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule III (collectively, the Consolidated Financial Statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of CubeSmart and CubeSmart, L.P.

Our report on the Consolidated Financial Statements refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 21, 2020